Exhibit 99.1

EVERTEC REPORTS FIRST QUARTER 2023 RESULTS
Raises annual guidance

SAN JUAN, PUERTO RICO - April 26, 2023 - EVERTEC, Inc. (NYSE: EVTC) (“Evertec”, the “Company”, “we” or “our”) today announced results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights

•Revenue increased 6% to $159.8 million
•GAAP Net Income attributable to common shareholders decreased 23% to $30.1 million and decreased 13% to $0.46 per diluted share
•Adjusted EBITDA decreased 8% to $67.1 million and Adjusted earnings per common share increased 5% to $0.69
•Share repurchases totaled $6.3 million

Mac Schuessler, President and Chief Executive Officer stated, “We are encouraged by the strong results in the first quarter, which demonstrate the strength of our business model in both Puerto Rico and Latin America, therefore, we are pleased to raise our guidance for the year."

First Quarter 2023 Results

Revenue. Total revenue for the quarter ended March 31, 2023 was $159.8 million, an increase of 6% compared with $150.2 million in the prior year quarter. The revenue increase was driven by merchant acquiring and payment processing Puerto Rico, which both benefited from increased transactions. Merchant acquiring revenue also reflected a higher spread per transaction and continues to benefit from pricing initiatives. Payments Puerto Rico continues to benefit from growth in ATH Movil revenues, primarily ATH Business, as we continue to experience higher transaction volumes as well as higher sales volume. Revenues also reflect the contribution from organic growth in our Payments LATAM segment, the positive impact from the tuck-in acquisition in Puerto Rico completed in the second quarter of 2022 and the revenue contribution from the BBR and paySmart acquisitions in LATAM completed in the third quarter of 2022 and first quarter of 2023, respectively. These increases were partially offset by the impact from the assets sold as part of the Popular Transaction in the third quarter of 2022.

Net Income attributable to common shareholders. For the quarter ended March 31, 2023, GAAP Net Income attributable to common shareholders was $30.1 million, or $0.46 per diluted share, a decrease of $8.8 million or $0.07 per diluted share as compared to the prior year. The decrease was primarily driven by an increase in costs of revenues, primarily due to the new revenue sharing agreement with Banco Popular, as well as an increase in personnel costs, primarily attributable to increased headcount in Latin America including the added headcount from the BBR and paySmart acquisitions, provisions for operational losses, printing supplies and cloud services. Selling, general and administrative expenses increased mainly due to an increase in personnel costs. Additionally, the current quarter reflects an unrealized loss on foreign currency remeasurement of $4.9 million compared with an unrealized gain of $2.7 million in the prior year quarter.

Adjusted EBITDA and Adjusted EBITDA Margin. For the quarter ended March 31, 2023, Adjusted EBITDA was $67.1 million, a decrease of $5.6 million when compared to the prior year quarter. Effective for the quarter ended March 31,

2023, the Company modified the manner in which it calculates Adjusted EBITDA, Adjusted Net Income and Adjusted earnings per common share to exclude the impact of unrealized gains and losses from foreign currency remeasurement for assets and liabilities denominated in non-functional currencies. These non-cash unrealized gains and losses are non-operational in nature and we believe that excluding these will better present the overall financial performance of our core business, and help facilitate comparison with industry peers. The Company has recast prior periods to conform with the modified definition of Adjusted EBITDA. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) was 42.0%, a decrease of approximately 640 basis points from the prior year. The decrease in Adjusted EBITDA and Adjusted EBITDA margin reflects the impact of the increased expenses, as discussed above, and the impact from the sale of assets to Popular as part of the Popular Transaction, which were of higher margin.

Adjusted Net Income and Adjusted earnings per common share. For the quarter ended March 31, 2023, Adjusted Net Income was $45.6 million, a decrease of $2.4 million compared with $48.0 million, as recast, in the prior year. Adjusted earnings per common share was $0.69, an increase of $0.03 per diluted share compared to $0.66, as recast, in the prior year. Similar to Adjusted EBITDA, the Company has recast prior periods to conform with the modified definitions of Adjusted Net Income and Adjusted earnings per common share. The increase was driven by the lower share count, which reflects the impact from the share repurchases completed in 2022 and the shares received as part of the Popular Transaction, and a lower adjusted tax rate in the quarter driven by certain jurisdictions in LATAM.

Share Repurchase

During the three months ended March 31, 2023, the Company repurchased 187,976 shares of its common stock at an average price of $33.35 per share for a total of $6.3 million. As of March 31, 2023, a total of approximately $72 million remained available for future use under the Company’s share repurchase program.

2023 Outlook

The Company is revising its financial outlook for 2023 as follows:

•Total consolidated revenue is now anticipated to be between $644 million and $652 million representing growth of approximately 4.1% to 5.4% growth, compared with $638 to $647 million previously estimated.
•Adjusted earnings per common share between $2.59 to $2.68 representing approximately 2.4% to 6% growth as compared to $2.53 in 2022, as recast,, compared with $2.53 to $2.64 previously estimated.
•We continue to expect capital expenditures to be approximately $70 million.
•We continue to expect an effective tax rate of approximately 16% to 17%.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss its first quarter 2023 financial results today at 4:30 p.m. ET. Hosting the call will be Mac Schuessler, President and Chief Executive Officer, and Joaquin Castrillo, Chief Financial Officer. The conference call can be accessed live over the phone by dialing (888) 338-7153 or for international callers by dialing (412) 317-5117. A replay will be available one hour after the end of the conference call and can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the pin number is 2928324. The replay will be available through Wednesday, May 3, 2023. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com. A supplemental slide presentation that accompanies this call and webcast will be available prior to the call on the investor relations website at ir.evertecinc.com and will remain available after the call.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Puerto Rico, the Caribbean and Latin America, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company processes over six billion transactions annually and manages a system of electronic payment networks in Puerto Rico and Latin America and offers a comprehensive suite of services for core banking, cash processing, and fulfillment in Puerto Rico. Additionally, the Company offers technology outsourcing and payment transactions fraud monitoring to all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Use of Non-GAAP Financial Information

The non-GAAP measures referenced in this earnings release are supplemental measures of the Company’s performance and are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of operating performance or as measures of the Company’s liquidity. In addition to GAAP measures, management uses these non-GAAP measures to focus on the factors the Company believes are pertinent to the daily management of the Company’s operations and believes that they are also frequently used by analysts, investors and other stakeholders to evaluate companies in our industry. These measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our condensed consolidated statements of operations that are necessary to run our business. Other companies, including other companies in our industry, may not use these measures or may calculate these measures differently than as presented herein, limiting their usefulness as comparative measures.

Reconciliations of the non-GAAP measures to the most directly comparable GAAP measure are included at the end of this earnings release. These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, each as defined below.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items and unusual expenses such as: share-based compensation, restructuring related expenses, fees and expenses from corporate transactions such as M&A activity and financing, equity investment income net of dividends received, and the impact from unrealized gains and losses on foreign currency remeasurement for assets and liabilities in non-functional currency. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to the Company's segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K. The Company's presentation of Adjusted EBITDA is substantially consistent with the equivalent measurements that are contained in the secured credit facilities in testing EVERTEC Group’s compliance with covenants therein such as the secured leverage ratio.

Adjusted Net Income is defined as Adjusted EBITDA less: operating depreciation and amortization expense, defined as GAAP Depreciation and amortization less amortization of intangibles related to acquisitions such as customer relationships, trademarks; cash interest expense defined as GAAP interest expense, less GAAP interest income adjusted to exclude non-cash amortization of debt issue costs, premium and accretion of discount; income tax expense which is calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for uncertain tax position releases, tax true-ups, windfall from share-based compensation, unrealized gains and losses from foreign currency remeasurement, among others; and non-controlling interest which is the 35% non-controlling equity interest in Evertec Colombia, net of amortization for intangibles created as part of the purchase.

Adjusted Earnings per common share is defined as Adjusted Net Income divided by diluted shares outstanding.

The Company uses Adjusted Net Income to measure the Company's overall profitability because the Company believes it better reflects the comparable operating performance by excluding the impact of the non-cash amortization and depreciation that was created as a result of merger and acquisition activity. In addition, in evaluating EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, you should be aware that in the future the Company may incur expenses such as those excluded in calculating them.

Forward-Looking Statements

Certain statements in this earnings release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical facts, including, without limitation, statements regarding our ability to meet our guidance expectations for revenue, earnings per share, Adjusted earnings per common share, capital expenditures and effective tax rate, including for fiscal year 2023, are forward looking statements. Words such as “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: the Company’s reliance on its relationship with Popular, Inc. (“Popular”) for a significant portion of its revenues pursuant to the Company’s second amended and restated Master Services Agreement ("MSA") with them, and to grow the Company’s merchant acquiring business; the Company’s ability to renew its client contracts on terms favorable to the Company, including but not limited to the current term and any extension of the MSA with Popular; the Company’s dependence on its processing systems, technology infrastructure, security systems and fraudulent payment detection systems, as well as on the Company’s personnel and certain third parties with whom it does business, and the risks to the Company’s business if its systems are hacked or otherwise compromised; the Company’s ability to develop, install and adopt new software, technology and computing systems; a decreased client base due to consolidations and failures in the financial services industry; the credit risk of the Company’s merchant clients, for which it may also be liable; the continuing market position of the ATH network; a reduction in consumer confidence, whether as a result of a global economic downturn or otherwise, which leads to a decrease in consumer spending; the Company’s dependence on credit card associations, including any adverse changes in credit card association or network rules or fees; changes in the regulatory environment and changes in international, legal, tax, political, administrative or economic conditions; the geographical concentration of the Company’s business in Puerto Rico, including its business with the government of Puerto Rico and its instrumentalities, which are facing severe political and fiscal challenges; additional adverse changes in the general economic conditions in Puerto Rico, whether as a result of the government’s debt crisis or otherwise, including the continued migration of Puerto Ricans to the U.S. mainland, which could negatively affect the Company’s customer base, general consumer spending, the Company’s cost of operations and the Company’s ability to hire and retain qualified employees; operating an international business in Latin America and the Caribbean, in jurisdictions with potential political and economic instability; the impact of foreign exchange rates on operations; the Company’s ability to protect its intellectual property rights against infringement and to defend itself against claims of infringement brought by third parties; the Company’s ability to comply with U.S. federal, state, local and foreign regulatory requirements; evolving industry standards and adverse changes in global economic, political and other conditions; the Company’s level of indebtedness and restrictions contained in the Company’s debt agreements, including the secured credit facilities, as well as debt that could be incurred in the future; the Company’s ability to prevent a cybersecurity attack or breach to its information security; the possibility that the Company could lose its preferential tax rate in Puerto Rico; the possibility of future catastrophic hurricanes, earthquakes and other potential natural disasters affecting the Company’s main markets in Latin America and the Caribbean; and uncertainty related to the effect of the discontinuation of the London Interbank Offered Rate; the elimination of Popular's ownership of the Company's common stock; and the other factors set forth under "Part 1, Item 1A. Risk Factors," in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission (the "SEC") on February 24, 2023, as any such factors may be updated from time to time in the Company’s filings with the SEC. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless it is required to do so by law.

Investor Contact
Beatriz Brown-Sáenz
(787) 773-5442
IR@evertecinc.com

EVERTEC, Inc.
Schedule 1: Unaudited Condensed Consolidated Statements of Income and Comprehensive Income

	Three months ended March 31,
	2023	2022
(Dollar amounts in thousands, except share data)
Revenues	$159,814	$150,248

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization	76,417	64,659
Selling, general and administrative expenses	23,875	20,384
Depreciation and amortization	19,432	19,160
Total operating costs and expenses	119,724	104,203
Income from operations	40,090	46,045
Non-operating income (expenses)
Interest income	1,133	667
Interest expense	(5,643)	(5,547)
(Loss) gain on foreign currency remeasurement	(4,864)	2,669
Earnings of equity method investment	1,155	570
Other income, net	1,010	637
Total non-operating expenses	(7,209)	(1,004)
Income before income taxes	32,881	45,041
Income tax expense	2,818	6,175
Net income	30,063	38,866
Less: Net income (loss) attributable to non-controlling interest	11	(32)
Net income attributable to EVERTEC, Inc.’s common stockholders	30,052	38,898
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	17,605	2,214
(Loss) gain on cash flow hedges	(1,545)	9,725
Unrealized loss on change in fair value of debt securities available-for-sale	$(20)	$(27)
Total comprehensive income attributable to EVERTEC, Inc.’s common stockholders	$46,092	$50,810
Net income per common share:
Basic	$0.46	$0.54
Diluted	$0.46	$0.53
Shares used in computing net income per common share:
Basic	64,968,298	71,965,664
Diluted	65,608,618	72,853,216

EVERTEC, Inc.
Schedule 2: Unaudited Condensed Consolidated Balance Sheets

(In thousands)	March 31, 2023	December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$173,662	$197,229
Restricted cash	19,015	18,428
Accounts receivable, net	127,876	131,080
Prepaid expenses and other assets	47,944	42,392
Total current assets	368,497	389,129
Debt securities available-for-sale, at fair value	2,179	2,203
Investment in equity investee	15,703	14,661
Property and equipment, net	56,858	56,387
Operating lease right-of-use asset	15,627	15,918
Goodwill	434,340	423,392
Other intangible assets, net	213,706	200,320
Deferred tax asset	7,926	5,701
Derivative asset	5,768	7,440
Net investment in leases	—	14
Other long-term assets	16,589	16,578
Total assets	$1,137,193	$1,131,743
Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	$80,064	$90,341
Accounts payable	47,647	46,751
Contract liability	19,737	15,226
Income tax payable	9,239	9,406
Current portion of long-term debt	20,750	20,750
Short-term borrowings	—	20,000
Current portion of operating lease liability	5,796	5,936
Total current liabilities	183,233	208,410
Long-term debt	384,550	389,498
Deferred tax liability	10,162	10,111
Contract liability - long term	33,284	34,068
Operating lease liability - long-term	10,592	10,788
Other long-term liabilities	4,231	4,120
Total liabilities	626,052	656,995
Stockholders’ equity
Preferred stock, par value $0.01; 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 206,000,000 shares authorized; 65,078,462 shares issued and outstanding as of March 31, 2023 (December 31, 2022 - 64,847,233)	651	648
Additional paid-in capital	—	—
Accumulated earnings	507,563	487,349
Accumulated other comprehensive loss, net of tax	(446)	(16,486)
Total EVERTEC, Inc. stockholders’ equity	507,768	471,511
Non-controlling interest	3,373	3,237
Total equity	511,141	474,748
Total liabilities and equity	$1,137,193	$1,131,743

EVERTEC, Inc.
Schedule 3: Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
	2023	2022

Cash flows from operating activities
Net income	$30,063	$38,866
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,432	19,160
Amortization of debt issue costs and accretion of discount	396	404
Operating lease amortization	1,626	1,450
Provision for expected credit losses and sundry losses	2,371	59
Deferred tax benefit	(2,208)	(702)
Share-based compensation	5,557	4,279
Loss on disposition of property and equipment	159	91
Earnings of equity method investment	(1,155)	(570)
Loss (gain) on foreign currency remeasurement	4,864	(2,669)
Decrease (increase) in assets:
Accounts receivable, net	10,044	7,060
Prepaid expenses and other assets	(5,388)	(5,573)
Other long-term assets	(261)	(3,319)
(Decrease) increase in liabilities:
Accrued liabilities and accounts payable	(13,417)	1,773
Income tax payable	(639)	2,248
Contract liability	3,089	4,387
Operating lease liabilities	310	23
Other long-term liabilities	(332)	714
Total adjustments	24,448	28,815
Net cash provided by operating activities	54,511	67,681
Cash flows from investing activities
Additions to software	(9,257)	(8,669)
Property and equipment acquired	(4,063)	(5,621)
Acquisitions, net of cash acquired	(23,317)	—
Net cash used in investing activities	(36,637)	(14,290)
Cash flows from financing activities
Withholding taxes paid on share-based compensation	(5,874)	(5,648)
Net decrease in short-term borrowings	(20,000)	—
Repayment of short-term borrowings for purchase of equipment and software	—	(806)
Dividends paid	(3,249)	(3,598)
Repurchase of common stock	(6,269)	(21,179)
Repayment of long-term debt	(5,187)	(4,938)
Net cash used in financing activities	(40,579)	(36,169)
Effect of foreign exchange rate on cash, cash equivalents and restricted cash	(275)	766
Net (decrease) increase in cash, cash equivalents and restricted cash	(22,980)	17,988
Cash, cash equivalents and restricted cash at beginning of the period	215,657	285,917
Cash, cash equivalents and restricted cash at end of the period	$192,677	$303,905
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$173,662	$283,610
Restricted cash	19,015	20,295
Cash, cash equivalents and restricted cash	$192,677	$303,905

EVERTEC, Inc.
Schedule 4: Unaudited Segment Information

	Three months ended March 31, 2023
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$48,429	$35,317	$40,347	$55,695	$(19,974)	$159,814
Operating costs and expenses	27,722	29,312	26,689	38,913	(2,912)	119,724
Depreciation and amortization	5,888	2,711	1,129	4,488	5,216	19,432
Non-operating income (expenses)	365	(3,785)	307	532	(118)	(2,699)
EBITDA	26,960	4,931	15,094	21,802	(11,964)	56,823
Compensation and benefits (2)	528	652	532	565	3,568	5,845
Transaction, refinancing and other fees (3)	292	—	—	—	(689)	(397)
Loss (gain) on foreign currency remeasurement (4)	95	4,772	—	—	(3)	4,864
Adjusted EBITDA	$27,875	$10,355	$15,626	$22,367	$(9,088)	$67,135

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $13.0 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction processing of $4.0 million from Payment Services- Latin America to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction processing and monitoring fees of $2.9 million from Payment Services - Puerto Rico & Caribbean to Payment Services - Latin America.
(2)Primarily represents share-based compensation and severance payments.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A.
(4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.

	Three months ended March 31, 2022
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$40,008	$28,783	$35,629	$62,624	$(16,796)	$150,248
Operating costs and expenses	21,280	23,587	20,204	38,928	204	104,203
Depreciation and amortization	4,480	2,812	1,019	4,763	6,086	19,160
Non-operating income (expenses)	236	3,606	300	700	(966)	3,876
EBITDA	23,444	11,614	16,744	29,159	(11,880)	69,081
Compensation and benefits (2)	337	813	340	445	2,344	4,279
Transaction, refinancing and other fees (3)	—	—	—	—	2,025	2,025
Loss (gain) on foreign currency remeasurement (4)	126	(2,795)	—	—	—	(2,669)
Adjusted EBITDA	$23,907	$9,632	$17,084	$29,604	$(7,511)	$72,716

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $10.9 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction processing of $3.3 million from Payment Services- Latin America to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction processing and monitoring fees of $2.6 million from Payment Services - Puerto Rico & Caribbean to Payment Services - Latin America.
(2)Primarily represents share-based compensation.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the 2018 Credit Agreement, and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A.
(4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.

EVERTEC, Inc.
Schedule 5: Reconciliation of GAAP to Non-GAAP Operating Results

	Three months ended March 31,
(Dollar amounts in thousands, except share data)	2023	2022
Net income	$30,063	$38,866
Income tax expense	2,818	6,175
Interest expense, net	4,510	4,880
Depreciation and amortization	19,432	19,160
EBITDA	56,823	69,081
Equity income (1)	(1,155)	(570)
Compensation and benefits (2)	5,845	4,279
Transaction, refinancing and other fees (3)	758	2,595
Loss (gain) on foreign currency remeasurement (4)	4,864	(2,669)
Adjusted EBITDA	67,135	72,716
Operating depreciation and amortization (5)	(12,369)	(11,252)
Cash interest expense, net (6)	(4,363)	(4,629)
Income tax expense (7)	(4,782)	(8,809)
Non-controlling interest (8)	(34)	10
Adjusted net income	$45,587	$48,036
Net income per common share (GAAP):
Diluted	$0.46	$0.53
Adjusted Earnings per common share (Non-GAAP):
Diluted	$0.69	$0.66
Shares used in computing adjusted earnings per common share:
Diluted	65,608,618	72,853,216

1)Represents the elimination of non-cash equity earnings from our 19.99% equity investment in Dominican Republic, Consorcio de Tarjetas Dominicanas S.A. ("CONTADO"), net of dividends received.
2)Primarily represents share-based compensation and severance payments.
3)Represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, recorded as part of selling, general and administrative expenses.
4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.
5)Represents operating depreciation and amortization expense, which excludes amounts generated as a result of merger and acquisition (M&A) activity.
6)Represents interest expense, less interest income, as they appear on the condensed consolidated statements of income and comprehensive income, adjusted to exclude non-cash amortization of the debt issue costs, premium and accretion of discount.
7)Represents income tax expense calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for certain discrete items.
8)Represents the 35% non-controlling equity interest in Evertec Colombia, net of amortization for intangibles created as part of the purchase.

EVERTEC, Inc.
Schedule 6: Outlook Summary and Reconciliation to Non-GAAP Adjusted Earnings per Common Share

				2022
	Outlook 2023			(As recast)
(Dollar amounts in millions, except per share data)	Low		High
Revenues	$644	to	$652	$618
Earnings per Share (EPS) (GAAP)	$1.80	to	$1.90	$3.45
Per share adjustment to reconcile GAAP EPS to Non-GAAP Adjusted EPS:
Share-based comp, non-cash equity earnings and other (1)	0.39		0.39	(1.42)
Merger and acquisition related depreciation and amortization (2)	0.46		0.46	0.49
Non-cash interest expense (3)	0.02		0.02	0.01
Tax effect of Non-GAAP adjustments (4)	(0.15)		(0.16)	(0.10)
Loss (gain) on foreign currency remeasurement (5)	0.07		0.07	0.10
Total adjustments	0.79		0.78	(0.92)
Adjusted EPS (Non-GAAP)	$2.59	to	$2.68	$2.53
Shares used in computing adjusted earnings per common share			65.7	69.3

(1)Represents share-based compensation, the elimination of non-cash equity earnings from the Company's 19.99% equity investment in CONTADO, severance and other adjustments to reconcile GAAP EPS to Non-GAAP EPS.
(2)Represents depreciation and amortization expenses amounts generated as a result of M&A activity.
(3)Represents non-cash amortization of the debt issue costs, premium and accretion of discount.
(4)Represents income tax expense on non-GAAP adjustments using the applicable GAAP tax rate (anticipated at approximately 16% to 17%).
(5)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.